                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               HEALTHSOURCE, INC.
                                       AT
                              $21.75 NET PER SHARE
                                       BY
                             CHC ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                               CIGNA CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON WEDNESDAY, APRIL 2, 1997, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS DEFINED HEREIN) WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14.

     THE BOARD OF DIRECTORS OF HEALTHSOURCE, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER (AS DEFINED HEREIN), AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of his or her shares of common stock, par value $.10 per share, of the Company (the "Shares") should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary, or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. A stockholder may also contact brokers, dealers, commercial banks and trust companies for assistance concerning this Offer.
                            ------------------------

                     The Dealer Managers for the Offer are:
                              GOLDMAN, SACHS & CO.
                            ------------------------

              The date of this Offer to Purchase is March 6, 1997

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Introduction..........................................................................      1
  1.  Terms of the Offer..............................................................      3
  2.  Acceptance for Payment and Payment for Shares...................................      4
  3.  Procedures for Tendering Shares.................................................      5
  4.  Withdrawal Rights...............................................................      7
  5.  Certain Federal Income Tax Consequences.........................................      8
  6.  Price Range of Shares; Dividends................................................      9
  7.  Effect of the Offer on the Market for the Shares; NYSE Listing and Exchange Act
        Registration..................................................................      9
  8.  Certain Information Concerning the Company......................................     10
  9.  Certain Information Concerning the Purchaser and Parent.........................     13
 10.  Source and Amount of Funds......................................................     15
 11.  Background of the Offer; Contacts with the Company..............................     15
 12.  Purpose of the Offer, Merger, Merger Agreement, Tender Agreement and Consulting
        Agreement.....................................................................     16
 13.  Dividends and Distributions.....................................................     29
 14.  Conditions to the Offer.........................................................     30
 15.  Certain Legal Matters...........................................................     31
 16.  Fees and Expenses...............................................................     33
 17.  Miscellaneous...................................................................     33
Schedule I -- Information Concerning Directors and Executive Officers of Parent and
  the Purchaser.......................................................................    I-1

To the Holders of Common Stock of
  Healthsource, Inc.:

INTRODUCTION

     CHC Acquisition Corp., a New Hampshire corporation (the "Purchaser"), and an indirect wholly owned subsidiary of CIGNA Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.10 per share (the "Shares"), of Healthsource, Inc., a New Hampshire corporation (the "Company"), at $21.75 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all reasonable fees and expenses of Goldman, Sachs & Co., which are acting as the Dealer Managers, IBJ Schroder Bank & Trust Company, which is acting as the Depositary (the "Depositary"), and Georgeson & Company, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with any Shares beneficially owned by Parent or the Purchaser, constitutes at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition"). See Section 14.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 27, 1997 (the "Merger Agreement"), by and among the Company, Parent and the Purchaser. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held in the treasury of the Company, owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent or held by stockholders who perfect their dissenter's rights under New Hampshire law) will be converted into the right to receive the per Share price paid in the Offer, without interest (referred to herein as the "Merger Consideration"). See Section 12.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     The Merger Agreement provides that promptly upon the purchase by Parent or any of its subsidiaries of Shares pursuant to the Offer that represent at least a majority of the outstanding Shares on a fully diluted basis, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of the total number of directors on the Company Board multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to use its best efforts to promptly cause Parent's designees to be elected as directors of the Company, including by increasing the size of the Company Board or securing the resignations of incumbent directors. Notwithstanding the foregoing, Parent and the Purchaser have agreed that, until the Effective Time, the Company Board shall have at least two members who were directors on the date of the Merger Agreement.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 12. Under the Company's Articles of Incorporation and New Hampshire law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the then outstanding shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. Parent has agreed to vote the Shares purchased in the Offer in favor of the Merger.

     The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Offer, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer as soon as it is permitted to do so pursuant to applicable law, which could be as early as immediately following 12:00 midnight, New York City time, on Wednesday, April 2, 1997. The Merger Agreement provides that the Purchaser shall, if all conditions to the Offer have not been satisfied or waived, from time to time until seven months from February 27, 1997, extend the expiration date of the Offer beyond the time it would otherwise be required to accept validly tendered shares for payment. The Merger Agreement also provides that the Company may, in its sole discretion, require the Purchaser to extend the expiration date of the Offer for up to an additional 60 days in the event that certain regulatory approvals required to consummate the Offer and the Merger shall not have been obtained by the end of such initial seven month period and provided that, at the end of such seven month period, no Company Material Adverse Effect (as hereinafter defined) shall have occurred and be continuing. The Offer will not remain open following the time Shares are accepted for payment.

     In connection with the execution of the Merger Agreement, Parent and the Purchaser entered into a Tender Agreement and Irrevocable Proxy dated as of February 27, 1997 (the "Tender Agreement") with Norman C. Payson, M.D., the Company's Chief Executive Officer and President and the owner of 4,332,760 Shares, or approximately 6.1% of the Company's outstanding Shares on a fully diluted basis. Pursuant to the Tender Agreement, Dr. Payson has agreed to validly tender pursuant to the Offer and not withdraw all such Shares which are owned by him. The Tender Agreement is more fully described in Section 12.

     According to the Company, as of January 31, 1997, there were 63,795,517 Shares outstanding, 5,262,600 Shares reserved for issuance pursuant to the conversion of the Company's 5% Convertible Subordinated Notes due 2003 (the "Company Convertible Notes"), Shares reserved for issuance in connection with the rights (the "Rights") issued pursuant to the Rights Agreement between the Company and The Bank of New York dated as of July 29, 1996 (the "Rights Agreement"), and, as of February 27, 1997, 7,545,000 Shares issuable pursuant to options granted under the Company's stock option and employee stock purchase plans, pension plans and other similar employee benefit plans. For purposes of the Offer, "fully diluted basis" assumes that all such options are exercised for Shares, that none of the Company Convertible Notes (which, within 30 days following the acquisition by Purchaser of beneficial ownership, directly or indirectly, of more than 50% of the Shares, the Company will offer to repurchase no later than 60 days thereafter) will be converted into Shares and that none of the Rights (which will be redeemed prior to the consummation of the Offer) will be exercised for Shares. Based upon the foregoing information, the Minimum Condition would be satisfied if 35,670,259 Shares were validly tendered. Assuming the valid tender into the Offer of the 4,332,760 Shares beneficially owned by the Shareholder, the Purchaser will need to purchase an additional 31,337,499 Shares to satisfy the Minimum Condition.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, April 2, 1997, unless and until the Purchaser (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. See Section 14, which sets forth in full the conditions to the Offer. If the Minimum Condition is not satisfied or any or all of the other events set forth in Section 14 shall have occurred or shall be determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to, subject to the terms of the Merger Agreement, (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered,
(iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer. The Merger Agreement provides that the Purchaser will not, without the consent of the Company, decrease the Offer Price, decrease the numbers of Shares sought in the Offer, amend or waive the Minimum Condition, or amend any other term or condition of the Offer in any manner adverse to the holders of Shares, except that if on the initial Expiration Date, or any extension thereof, all conditions to the Offer shall not have been satisfied or waived, the Offer shall be extended from time to time until seven months from the date of the execution of the Merger Agreement (as such time may be extended pursuant to the Merger Agreement).

     The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section
14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition, subject to the Merger Agreement), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. The Merger Agreement provides that, without the Company's consent, the Purchaser will not decrease the price or the number of Shares sought in the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14. Subject to the applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See Sections 14 and 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Stock Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If any tendered Shares are not accepted pursuant to the Offer for any reason, or if Stock Certificates are submitted evidencing more Shares than are tendered, Stock Certificates evidencing Shares not purchased or tendered will be returned, without expense to the tendering stockholder (or in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to Parent or to one or more of its affiliates, the right to purchase all or a portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR TENDERING SHARES

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the Stock Certificates evidencing Shares must be received by the Depositary along with the Letter of Transmittal or Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or
(ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF

DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Stock Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Stock Certificate, with the signature(s) on such Stock Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     THE METHOD OF DELIVERY OF STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary prior to the Expiration Date as provided below; and

          (iii) the Stock Certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange (the "NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Stock Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH TENDERING STOCKHOLDER MUST PROVIDE

THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION
NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL. BACKUP WITHHOLDING IS NOT AN ADDITIONAL TAX AND MAY BE CLAIMED AS A CREDIT AGAINST THE FEDERAL INCOME TAX LIABILITY OF A STOCKHOLDER, PROVIDED THE REQUIRED INFORMATION IS FURNISHED TO THE INTERNAL REVENUE SERVICE.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser, Parent, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities or property (other than the proceeds receivable upon redemption of the Rights) issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts Shares for payment. Upon acceptance for payment, all prior proxies and consents given by the stockholder with respect to the Shares or other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 5, 1997, or at such later time as may apply if the Offer is extended.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Stock Certificates, the serial numbers of the particular Stock Certificates and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Depositary as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     ANY SHARES PROPERLY WITHDRAWN WILL BE DEEMED TO NOT HAVE BEEN VALIDLY TENDERED FOR PURPOSES OF THE OFFER. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Offer (or the Merger) may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for such Shares exceeds one year at the time of sale. With respect to the receipt of cash for Shares pursuant to the Offer, gain or loss will be recognized by the stockholder in the taxable year in which such Shares are accepted for payment by the Purchaser (even if the cash is not received by such stockholder until after the close of such tax year). With respect to the receipt of cash for Shares pursuant to the Merger, gain or loss will be recognized by the stockholder at the Effective Time of the Merger (even if the cash is not received until a later time).

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS. IN ADDITION, THE DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS, OR ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT.

6.  PRICE RANGE OF SHARES; DIVIDENDS

     The Shares trade on the NYSE under the symbol "HS." The following table sets forth, for the fiscal quarters indicated, the high and low sales price per Share on the NYSE (as adjusted for a two-for-one stock split effective December 15, 1995). All prices set forth below are as reported in published financial sources (rounded to the nearest eighth):

                                                                             MARKET PRICE
                                                                             ------------
                                                                             HIGH     LOW
                                                                             ----     ---
    Year Ended December 31, 1995:
      First Quarter........................................................  $23  5/8 $19 1/4
      Second Quarter.......................................................   23       15 1/8
      Third Quarter........................................................   24  1/2  17 1/4
      Fourth Quarter.......................................................   36       21

    Year Ended December 31, 1996:
      First Quarter........................................................   40  1/8  29 1/4
      Second Quarter.......................................................   40       17 3/8
      Third Quarter........................................................   17  3/4  11
      Fourth Quarter.......................................................   14  3/4  10 7/8

    Year Ended December 31, 1997:
      First Quarter (through March 5, 1997)................................   21       11 7/8

     On February 27, 1997, the last full trading day prior to the announcement of the terms of the Merger Agreement, the reported closing sales price per Share on the NYSE was $16 7/8. On March 5, 1997, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE was $21. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company has not paid cash dividends on the Shares since its inception. The Merger Agreement prohibits the Company from declaring or paying any dividends until such time as the directors designated by Parent have been elected to, and shall constitute a majority of, the Board of Directors of the Company.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public. Neither Parent nor the Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted therefrom. According to the NYSE's published guidelines, the NYSE could consider delisting the Shares if, among other things, the number of publicly held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were less than 1,200 holders of at least 100 shares or the aggregate market value of the publicly held Shares was less than $5 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares on such exchanges is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the NASDAQ National Market or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or the NASDAQ National Market and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares would no longer be "margin securities" or be eligible for listing on a securities exchange or NASDAQ reporting. It is the present intention of the Purchaser to seek to cause the Company to delist the Shares from the NYSE and to make an application for termination of registration of the Shares under the Exchange Act as soon as possible following the purchase of Shares pursuant to the Offer if the requirements for termination of registration are met.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The information concerning the Company contained in this Offer to Purchase, including financial information (other than forecasts of the Company's results of operations provided below), has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

     General. The Company is a New Hampshire corporation with its principal executive offices located at Two College Park Drive, Hooksett, New Hampshire 03302. The telephone number of the Company at such offices is 603-268-7000.

     The Company is a diversified provider of a range of managed health care services. The Company provides managed care through health maintenance organizations ("HMOs") in North Carolina, South Carolina, New Hampshire, Massachusetts, Indiana, Maine, Tennessee, Arkansas,

New York, New Jersey. The Company also offers point of service plans, preferred provider organization plans, utilization review services, managed workers compensation services, pharmacy benefit management services and other managed care consulting and administrative services to other health care payors. The Company also owns insurance companies that are domiciled in Indiana, Tennessee, New Hampshire and South Carolina.

     Financial Information. Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as well as the Company's audited financial statements as of and for the fiscal year ended December 31, 1996 as provided to Parent and the Purchaser. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission as well as the press release issued by the Company on February 28, 1997, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth below.

                               HEALTHSOURCE, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                     AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------
                                                    1996               1995               1994
                                                 -----------        -----------        -----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenue.......................................   $ 1,713,963        $ 1,166,697        $   584,243
Net Income (Loss).............................   $    (3,940)       $    56,271        $    39,044
Total Assets..................................   $ 1,006,900        $   873,039        $   424,275
Total Long Term Debt..........................   $   247,250        $    95,000        $        --
Shareholders' Equity..........................   $   385,425        $   488,082        $   322,484
Net Income (Loss) Per Share...................   $     (0.08)       $      0.81        $      0.62

     Available Information. The Company is subject to the information filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copying at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Copies should also be available at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. The information provided included projections of the Company's 1997, 1998 and 1999 results of operations as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent), which included the following information: revenues, $2,083,900,000, $2,425,200,000, and $2,933,000,000, for calendar years 1997, 1998 and 1999, respectively; HMO premiums, $1,646,000,000, $1,975,000,000 and $2,468,200,000, for such years, respectively; medical loss ratio, 79.1%, 80% and 80%, for such years, respectively; administrative costs, $460,300,000, $485,000,000 and $540,800,000, for such years, respectively; operating margin, $138,400,000, $202,000,000 and $251,800,000, for such years, respectively; and earnings, $61,400,000, $104,600,000 and $134,900,000, for such years, respectively.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION REGARDING PROJECTIONS OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY PARTY TO WHOM THE PROJECTIONS WERE PROVIDED ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF SUCH INFORMATION. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON NUMEROUS ASSUMPTIONS RELATING TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS, THE BUSINESS OF THE COMPANY AND OTHER MATTERS, ALL OF WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THERE CAN BE NO ASSURANCE THAT SUCH PROJECTIONS WILL BE REALIZED, OR THAT ACTUAL RESULTS WILL NOT BE MATERIALLY HIGHER OR LOWER THAN THOSE ESTIMATED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, THE PURCHASER, THE COMPANY OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS. PARENT DID AN INDEPENDENT ASSESSMENT OF THE COMPANY'S VALUE AND DID NOT RELY TO ANY MATERIAL DEGREE UPON THE FOREGOING PROJECTIONS. NONE OF THE COMPANY, PARENT, THE PURCHASER OR ANY OTHER PARTY INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJEC-

TIONS SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT SUCH PROJECTIONS WILL NOT BE REALIZED.

THE PROJECTIONS SET FORTH ABOVE CONSTITUTE FORWARD-LOOKING INFORMATION. FOR A DISCUSSION OF FACTORS REGARDING SUCH FORWARD-LOOKING INFORMATION SEE
"-- CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION."

Cautionary Statement Regarding Forward-Looking Information. For purpose of the Private Securities Litigation Reform Act of 1995 Parent and the Purchaser identify the following important factors which could cause the Company's actual results to differ materially from the foregoing projections:

          (a) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new and existing competitors;

          (b) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements, prohibition or limitation of capitated arrangements or provider financial incentives, benefit mandates (including mandatory length of stay and emergency room coverage), limitations on the ability to manage care and utilization and any willing provider or pharmacy laws;

          (c) increases in medical costs, including increases in utilization and costs of medical services and the effects of actions by competitors or groups of providers;

          (d) termination of provider contracts or renegotiation thereof at less cost-effective rates or terms of payment;

          (e) failure to obtain new customers, retain existing customers or reductions in force by existing customers; and

          (f) significant litigation matters.

     Many of the foregoing factors have been discussed in the Company's prior filings with the Commission. The foregoing review of factors pursuant to the Private Litigation Securities Reform Act of 1995 should not be construed as exhaustive.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     General. The Purchaser is a newly incorporated New Hampshire corporation and an indirect wholly owned subsidiary of Parent. To date the Purchaser has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of the Purchaser are located at 900 Cottage Grove Road, Bloomfield, Connecticut 06152.

     Parent is a Delaware corporation with its principal executive offices located at One Liberty Place, Philadelphia, Pennsylvania 19192. With shareholders' equity of $7.2 billion, revenues of $19.0 billion and assets of $98.9 billion as of December 31, 1996, Parent and its subsidiaries constitute one of the largest investor-owned insurance organizations in the United States and one of the principal United States companies in the financial services industry. Although Parent is not an insurance company, its subsidiaries are major providers of group life and health insurance, managed care products and services, retirement products and services, individual financial services, and property and casualty insurance. Parent is one of the largest international insurance organizations based in the United States, measured by international revenues, and one of the largest investor-owned health maintenance organizations in the United States, based on the number of members. Parent's major insurance subsidiaries, Connecticut General Life Insurance Company ("CG Life") and Insurance Company of North America ("ICNA"), are among the oldest insurance companies in the United States, with ICNA tracing its origins to 1792 and CG Life to 1865. Parent was incorporated in the State of Delaware in 1981.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

     Financial Information. Set forth below is a summary of certain consolidated financial information with respect to Parent, excerpted or derived from the information contained in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as well as Parent's audited financial statements and notes thereto for the fiscal year ended December 31, 1996 contained in Parent's Current Report on Form 8-K dated March 5, 1997. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth below.

                               CIGNA CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                              AS OF OR FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                          -----------------------------------
                                                           1996          1995          1994
                                                          -------       -------       -------
                                                                 (DOLLARS IN MILLIONS,
                                                               EXCEPT PER SHARE AMOUNTS)
REVENUES:
Premiums and fees.......................................  $13,916       $13,914       $13,912
Net investment income and other revenues................    4,943         4,808         4,438
Realized investment gains...............................       91           233            42
          Total Revenues................................  $18,950       $18,955       $18,392
Net Income..............................................  $ 1,056       $   211       $   554
Total assets............................................  $98,932       $95,903       $86,102
Total assets less goodwill..............................  $97,864       $94,785       $84,937
Total debt..............................................  $ 1,310       $ 1,480       $ 1,660
Shareholders' equity....................................  $ 7,208       $ 7,157       $ 5,811
Net income per share:
  primary...............................................  $ 13.85       $  2.86       $  7.66
  fully diluted.........................................  $ 13.84       $  2.86       $  7.47

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be described in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to information concerning the Company in Section 8. Such material should also be available at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Except as set forth in this Offer to Purchase, neither the Purchaser nor Parent (collectively, the "Purchaser Entities"), or, to the best knowledge of either of the Purchaser Entities, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangement, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither of the Purchaser Entities, nor, to the best knowledge of either of the Purchaser Entities, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser Entities, or their respective subsidiaries or, to the best knowledge of either of the Purchaser Entities, any of the persons listed on Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, neither of the Purchaser Entities nor, to the best knowledge of either of the Purchaser Entities, any of the persons listed on Schedule I, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

10.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay related fees and expenses, assuming no options to purchase shares of Company common stock are exercised prior to the consummation of the Offer, is approximately $1.4 billion. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from Parent or its affiliates. Parent plans to obtain such funds from cash on hand and short-term and long-term borrowings at market interest rates under credit facilities to be arranged prior to the consummation of the Offer. Parent does not expect to make any borrowings under any of its existing credit agreements to obtain funds needed for the Offer and the Merger. The borrowings will be repaid by Parent from time to time from internally generated funds or from the proceeds of other borrowings. No final decisions have been made by Parent concerning the specific source of funds to be used for purchase of the Shares. However, the Offer is not conditioned on obtaining financing.

11.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     At various times, Parent has considered the possibilities for a combination transaction with other companies in the health care industry. In mid-January of 1997, a meeting was arranged between Wilson H. Taylor, Chairman of Parent, and Dr. Payson, the President and Chief Executive Officer of the Company. That meeting occurred on January 27, 1997. No specific proposals were made by either party at that meeting, although Parent and the Company indicated a willingness to have further discussions to explore the possibility of a business combination. On January 31, 1997, Parent and the Company entered into a confidentiality agreement.

     Thereafter, on February 4, 1997, Dr. Payson, another officer of the Company and representatives of the Company's financial advisor met with James G. Stewart, Executive Vice President and Chief Financial Officer of Parent, other officers of Parent and representatives of Parent's financial advisors to conduct preliminary due diligence on the Company. The Company provided Parent with certain materials describing the Company and its operations, a description of the Company's projected results of operations for 1996 and the reasons for such results and forecasts of the Company's 1997, 1998 and 1999 results of operations.

     On February 10, 1997, at the request of the Company, Parent advised the Company that Parent's preliminary indication of interest for a business combination with the Company would involve a wide per share price range, and that further due diligence and review would be necessary in order for such range to be narrowed. On February 13 and 14, 1997, Parent conducted more thorough due diligence on the business, operations and financial performance of the Company that included meetings in Manchester, New Hampshire. At the end of such period, Parent indicated to the Company that its review of the Company to date suggested that Parent would consider exploring a business combination with the Company at a per share price in the range of $20 to $22 per share, although Parent was not ready to make a formal proposal at such time.

     On February 15, 1997, Parent requested further due diligence material from the Company and shortly thereafter the Company and its counsel began providing additional information about the Company to Parent and its advisors. The Company had advised Parent that it had previously scheduled a board meeting for February 18, 1997. Because the Company wanted to receive a proposal from Parent prior to its board meeting, the Company rescheduled the meeting for February 21 or 22 to permit Parent to continue its due diligence review of the Company and to further explore a transaction with the Company. While Parent continued its review of the Company, many telephone calls between representatives of Parent and the Company regarding due diligence and requests for information were made between February 20 and February 25.

     The Company held a board meeting on February 22, 1997. At the Company's request, Parent sent a letter to the Company on the morning of February 22, 1997 for presentation at such board meeting confirming Parent's interest in a business combination with the Company at a per share price between $20 and $22 per share in cash, subject to the approval of Parent's board of directors, negotiation of a definitive merger agreement and satisfactory resolution of open due diligence issues. Parent and its advisors and the Company and its advisors exchanged phone calls prior to, during and after the board meeting, and the Company advised Parent that Parent would be allowed until February 26, 1997 to complete its due diligence review and to make a definitive proposal.

     Thereafter, on February 25, 1997, Dr. Payson and representatives of the Company met with Mr. Stewart and other representatives of Parent. Initially, Parent indicated that it would be interested in acquiring the Company for a per Share cash price of $21.00. After further negotiations, the proposed price was increased to $21.75 per share, subject to, among other things, approval of Parent's and the Company's boards of directors and further resolution of a number of contract points. Those contract points included, among other things, the definition of what would constitute a material adverse effect for the Company, when a termination fee would be payable to the Purchaser, as well as the amount of such fee, the scope of restrictions on the operation of the business prior to the consummation of the Offer, the scope of certain representations and warranties of the parties, the extent to which Parent would be required to undertake certain actions to consummate the Offer and the conditions to the Offer.

     On February 26, 1997, the board of directors of Parent approved the making of a proposal for an acquisition of the Company at a price per share not to exceed $21.75, subject to satisfactory definitive documents. On the evening of February 27, 1997, the board of directors of the Company approved the acquisition of the Company by Parent at a price per share of $21.75. Thereafter, Parent, Purchaser and the Company finalized the contracts and entered into the documentation pursuant to which the Offer is being made. The transaction was publicly announced on the morning of February 28, 1997, and the Offer commenced on March 6, 1997.

12. PURPOSE OF THE OFFER, MERGER, MERGER AGREEMENT, TENDER AGREEMENT AND CONSULTING AGREEMENT

     The purpose of the Offer, the Merger, the Merger Agreement and the Tender Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. The Offer and the Tender Agreement are intended to increase the likelihood that the Merger will be effected.

     MERGER AGREEMENT. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to Parent's and the Purchaser's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"). The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     The Offer. The Merger Agreement provides for the commencement of the Offer not later than the fifth business day from the public announcement of the execution of the Merger Agreement. The Merger Agreement provides that the Purchaser cannot amend or waive the Minimum Condition or decrease the Offer Price or the number of Shares sought, or amend any other term or condition of the Offer in any manner adverse to the holders of Shares or extend the expiration date of the Offer without the prior written consent of the Company. Notwithstanding the foregoing, the Purchaser has agreed to extend the Offer from time to time until seven months from execution of the Merger Agreement if, and to the extent that, at the initial expiration date of the Offer, or any extension thereof, all conditions to the Offer have not been satisfied or waived. In the event that the Insurance Regulatory Approvals (as defined below) have not been obtained by the end of such initial seven month period and provided that, at the end of such seven month period, no Company Material Adverse Effect (as defined below) has occurred and is continuing, the Company may, in its sole discretion, require the Purchaser to extend the expiration date of the Offer for up to an additional 60 days. In addition, in the event that the Offer Price is increased, the Offer may be extended to the extent required by law in connection with such increase.

     The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to certain conditions. See Section 14.

     For purposes of the Merger Agreement, "Company Material Adverse Effect" is defined to mean only (I) any adverse change in, or effect on, the business, financial condition or operations (excluding results of operations and effects of net income) of the Company and its subsidiaries, taken as a whole, that individually or in the aggregate, exceeds, or is reasonably likely to exceed, $67.5 million, or (II) the net income of the Company and its subsidiaries (not taking into account any (A) gains or losses resulting from sales or other dispositions of assets by the Company or any of its subsidiaries (including, without limitation, gains or losses resulting from related severance costs) effected with the prior written consent of Parent (which consent will not be unreasonably withheld), and (B) losses resulting from the costs related to the Merger Agreement and the transactions contemplated thereby), determined in accordance with United States generally accepted accounting principles ("GAAP"), from January 1, 1997 through the last full month of operations for which financial information is available prior to the consummation of the Offer being less, on a cumulative basis, than the Targeted Income (as defined below) by an amount in excess of the Allowed Shortfall (as defined below); provided, however, that, in the case of either of (I) or (II) above, the effects of changes that are generally applicable to (i) the health care or HMO industries, (ii) the United States economy or (iii) the United States securities markets shall be excluded from such determination; and provided, further, that any adverse effect on the Company and its subsidiaries resulting from the execution of the Merger Agreement and the announcement of the Merger Agreement and the transactions contemplated thereby and any change in value of the Company's marketable securities shall also be excluded from such determination. In addition to the foregoing, the determination of the dollar value or impact of any change or event pursuant to the preceding sentence shall be based solely on the actual dollar value of such change or effect, on a dollar-for-dollar basis, and shall not take into account (i) any multiplier valuation, including, without limitation, any multiple based on earnings or other financial indicia or the Offer Price or (ii) any consequential damages or other consequential valuation. For purposes of the Merger Agreement, (x) "Targeted Income" means, with respect to the following periods, the cumulative monthly net income (in thousands) listed for such periods: January 1997 -- $1,413, February 1997 -- $5,281, March 1997 -- $8,963, April 1997 -- $13,075, May 1997 -- $17,780, June
1997 -- $22,741, July 1997 -- $27,819, August 1997 -- $34,169, September
1997 -- $40,182, October 1997 -- $45,862,

November 1997 -- $53,956, and December 1997 -- $61,423, and (y) "Allowed
Shortfall" means, for the same period, $5 million of net income per month, on a cumulative basis, plus an aggregate of an additional $10 million of net income. For purposes of considering whether a "Company Material Adverse Effect" has occurred, (A) any adjustment of reserves for hospital provider contracts receivables on the Company's balance sheet as of December 31, 1996 shall be counted only in clause (I) above, and (B) any new reserves for hospital provider contracts receivables established for the period after December 31, 1996 shall be counted only in clause (II) above, unless such new reserves are required to be restated on the Company's balance sheet as of December 31, 1996 under GAAP, in which case such new reserves shall be counted only in clause (I) above.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the "Surviving Corporation") and an indirect wholly-owned subsidiary of Parent, and each issued and outstanding Share (other than Shares owned by Parent, the Purchaser or any other wholly-owned subsidiary of Parent or Shares held by shareholders who properly exercise their dissenters' rights under the New Hampshire Business Corporation Act (the "NHBCA")) shall be converted into the right to receive the Offer Price, without interest. The Merger Agreement also provides that (i) the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation; (ii) the Articles of Incorporation of the Company (the "Articles of Incorporation") will be the initial Articles of Incorporation of the Surviving Corporation; and (iii) the By-laws of the Company (the "By-laws") will be the initial By-laws of the Surviving Corporation.

     Employee Benefits; Treatment of Options. The Merger Agreement provides that, during the two year period following the Effective Time, employees of the Company will receive employee benefits that are no less favorable in the aggregate than those provided to such employees immediately prior to the date of the Merger Agreement. As soon as reasonably practical (and in any event prior to consummation of the Offer) and following a review of Parent and employee plans and programs, the Company will confirm to Parent whether it considers Parent's employee plans and programs to be no less favorable in the aggregate than the employee plans and benefits of the Company. With respect to such benefits, service accrued with the Company by such employees will be recognized for all purposes (except to the extent that benefits may be duplicated). The Merger Agreement further requires that Parent honor, without modification, all employment and severance agreements with employees and former employees of the Company, as amended through the date of the Merger Agreement or as amended or adopted after the date of the Merger Agreement in accordance with the terms of the Merger Agreement.

     The Merger Agreement provides that the Company will amend all outstanding options to purchase Shares under the Company's 1994 Stock Option Plan, 1991 Non-Qualified Stock Option Plan, 1992 Director Stock Option Plan and 1996 Non-Employee Director Stock Option Plan, if necessary, to provide that such options will be fully vested and exercisable. Any options held by members of the Company's board of directors who are not full-time employees of the Company will remain outstanding until the earlier of the expiration of the term of such option or the third anniversary of the Effective Time, without regard to any earlier termination from service as a member of the Company's board of directors.

     The Merger Agreement further provides that Parent will adopt a stock option plan and replace each option with a fully vested substitute option to purchase Parent Common Stock (each, a "Substitute Option"). Each Substitute Option will be for a number of shares of Parent Common Stock equal to the number of Shares subject to the corresponding option, multiplied by the Option Ratio (as defined below) and will have an exercise price per share equal to the exercise price per share of the option, divided by the Option Ratio. All other terms and conditions of each Substitute Option will be substantially the same as the terms and conditions of the corresponding option, except that each such Substitute Option will expire no earlier than the date the option would expire if the holder would have remained continuously employed by the Company until such date. The Option Ratio will equal the Offer Price divided by the average closing price per share of Parent Common Stock on the NYSE for the five consecutive trading days ending immediately prior to the date of the Merger Agreement.

     In addition, within 30 days after the Effective Time, Parent is required to grant stock options to purchase no less than 200,000 shares of Parent Common Stock to employees of the Company. The recipients and allocation of such options will be determined by Parent after consultation with Dr. Payson. Such stock options will have an exercise price per share equal to the closing price per share of Parent Common Stock on the date of grant and have a term of ten years.

     Directors. The Merger Agreement provides that, promptly upon Parent's purchase of and payment for Shares which represent at least a majority of the outstanding Shares (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as shall give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, the Purchaser and any of their affiliates bears to the total number of Shares then outstanding. The Company shall, upon request of the Purchaser, use its best efforts to cause Parent's designees to be so elected, including by increasing the size of the Company Board or by securing the resignations of incumbent directors. Notwithstanding the foregoing, until the Effective Time, the Company shall have on the Company Board at least two directors who were directors of the Company on the date of the Merger Agreement; provided, that, subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Company Board.

     The Merger Agreement also provides that from and after the time, if any, that Parent's designees constitute a majority of the Company Board, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser, or any waiver of any condition or any of the Company's rights thereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors on the date of the Merger Agreement, which action shall be deemed to constitute the action of the full Company Board; provided, that, if there are no such directors, such actions may be effected by unanimous vote of the entire Company Board.

     Shareholders' Meeting. Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement.

     The Merger Agreement also provides that the Company shall, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and shall use its best efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its shareholders and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders. The Merger Agreement also provides that the Company shall include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. The Merger Agreement also provides that, if permitted by the NHBCA, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders (a "Short-Form Merger"). Under the NHBCA, as currently in effect, the Merger cannot be accomplished as a Short-Form Merger because the NHBCA requires the parent corporation in such a merger (i.e., the Purchaser) to be the surviving corporation.

     Representations and Warranties. The Merger Agreement contains representations and warranties of one or both of the parties with respect to, among other things (i) organization, good standing, corporate power and enforceability, (ii) ownership of subsidiaries, (iii) capitalization, (iv) no conflicts, (v) required consents or approvals, (vi) no material misstatements in filings with the Commission, financial statements and regulatory statements,
(vii) no undisclosed liabilities, (viii) absence of material adverse changes,
(ix) no litigation, (x) compliance with law, (xi) no undisclosed liabilities under ERISA, (xii) tax returns filed and taxes paid, (xiii) receipt of fairness opinion from financial advisor, and (xiv) sufficiency of funds to consummate the Merger.

     In the Merger Agreement, each of Parent and the Purchaser also (i) acknowledges that none of the Company, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent, the Purchaser or their agents or representatives, and (ii) agrees, to the fullest extent permitted by law, that none of the Company, its subsidiaries or any of their respective directors, officers, employees, shareholders, affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to Parent or the Purchaser on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Parent, except that the foregoing limitation shall not apply to the extent the Company makes specific representations and warranties in the Merger Agreement or preclude Parent and the Purchaser from seeking any remedy for fraud. The Company has also made a reciprocal acknowledgement and agreement with Parent and the Purchaser.

     Interim Operations. In the Merger Agreement, the Company has covenanted and agreed that, among other things, between the date of the Merger Agreement and prior to the time the Purchaser's designees have been elected to, and constitute a majority of, the Company Board, unless Parent otherwise agrees in writing and except as otherwise contemplated by the Merger Agreement, (a) the Company and each of its subsidiaries will conduct its business only in the ordinary and usual course and, to the extent consistent therewith, use their best efforts to preserve in all material respects their business organization intact and maintain their existing relations with customers, suppliers, employees and business associates and (b) neither the Company nor any of its subsidiaries will (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends from any subsidiary of the Company to the Company or any other subsidiary of the Company); (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement upon exercise of outstanding Rights pursuant to the Rights Agreement, issuances pursuant to the exercise of stock options outstanding on the date of the Merger Agreement, or issuances pursuant to the Company Convertible Notes; (iii) acquire, sell, lease or dispose of any assets in excess of $5 million, other than in the ordinary and usual course of business; (iv) incur or modify any material debt, other than in the ordinary and usual course of business; (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock other than redemption of the outstanding Rights pursuant to the Rights Agreement; (vi) terminate or materially amend any employee benefit plans; (vii) (except as contemplated by the Merger Agreement) adopt or materially amend any employee benefit plans or amend any employment or severance agreement or (except for certain normal increases in the ordinary and usual course of business) increase in any manner the compensation of any employees; (viii) assume, guarantee, endorse or otherwise become liable or responsible

(whether directly, contingently or otherwise) for the material obligations of any other person (other than subsidiaries of the Company), except in the ordinary and usual course of business; (ix) make any material loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company), other than in the ordinary and usual course of business; (x) make capital expenditures in excess of an aggregate of $10 million for the first seven months from the date of the Merger Agreement or an additional $5 million thereafter; (xi) materially change any of the accounting methods used by it unless required by GAAP or applicable law; (xii) settle or compromise any claim (including arbitration) or litigation involving payments by the Company in excess of $1,000,000, individually, which are not subject to insurance reimbursement without the prior written consent of Parent, which consent will not be unreasonably withheld, and will consult with Parent with respect to settlement or compromise of any claim (including arbitration) or litigation involving less than $1,000,000; (xiii) amend, modify or terminate in any material respect its hospital contracts without the prior written consent of Parent, which consent shall not be unreasonably withheld, and provided that Parent shall designate a single senior officer with responsibility to provide such consent and such officer shall respond within two business days of any such request and the Company will consult with Parent prior to entering into any new hospital contract or agreement; or (ix) authorize or enter into an agreement to do any of the foregoing.

     Actions Regarding the Rights. The Company has agreed in the Merger Agreement that it shall, in accordance with the terms and provisions of the Rights Agreement and as promptly as practicable on or after the date of the Merger Agreement, take all reasonable actions necessary to cause the (a) postponement of the Distribution Date (as defined in the Rights Agreement) as necessary to prevent the Merger Agreement or the consummation of any of the transactions contemplated thereby, including without limitation, the publication or other announcement of the Offer and the consummation of the Offer and the Merger, from resulting in (i) the distribution of separate Rights certificates, or (ii) the occurrence of a Distribution Date, and (b) redemption of the Rights prior to the consummation of the Offer.

     5% Convertible Subordinated Notes. The Merger Agreement provides that, in accordance with the terms of the Indenture, dated as of March 6, 1996 (the "Indenture"), between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"), with respect to the Company Convertible Notes, within 30 days following the acquisition by Purchaser of beneficial ownership, directly or indirectly, of more than 50% of the Shares, the Company shall publish a notice in The Wall Street Journal, notify the Trustee and give written notice to each holder of the Company Convertible Notes, stating, among other things, (i) that a Change of Control (as defined in the Indenture) has occurred, (ii) that each holder of the Company Convertible Notes has the right to require the Company to repurchase such holder's Company Convertible Notes at a purchase price in cash in an amount equal to 101% of the principal amount of such Company Convertible Notes, plus accrued and unpaid interest thereon, if any, to the purchase date thereof and (iii) the date on which such Company Convertible Notes shall be purchased which shall be a business day no later than 60 days from the date such notice is mailed. In connection with such repurchases, Parent has agreed in the Merger Agreement to contribute to the Company an amount in cash necessary to repurchase all such Company Convertible Notes.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that neither it nor any of its subsidiaries shall (and the Company shall use its best efforts to cause its officers, directors, employees and investment bankers, attorneys or other agents not to), (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below);
(ii) engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal; or (iii) enter into any agreement with respect to or approve any Acquisition Proposal; provided, however, that the Company and the Company Board may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve an unsolicited Acquisition Proposal if the Company Board is advised by its financial advisor that such

Potential Acquiror has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and either (i) the Company Board determines in good faith, after receiving advice from its financial advisor, that such third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal (as defined below), or (ii) the Company Board determines in good faith, based upon advice of its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would violate the Company Board's fiduciary duties under applicable law.

     For purposes of the Merger Agreement, "Acquisition Proposal" means any bona fide proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, the Company or its material subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company or its material subsidiaries. "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Company Board determines in good faith to be more favorable to the Company and its shareholders than the Offer and the Merger (based on advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Company Board, after receiving advice from its financial advisor, is reasonably capable of being financed by such third party.

     The Merger Agreement also provides that except to the extent such action would violate the Company Board's fiduciary duties under, or otherwise violate, applicable law, the Company will (i) promptly inform Parent in writing of any provision of information, as described above, or of any Acquisition Proposal and the identity of the recipient of such information and/or the Potential Acquiror and the terms of such Acquisition Proposal, and (ii) keep Parent reasonably informed of the status of any such Acquisition Proposal (including amendments or proposed amendments). The Company has agreed that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement substantially similar to the confidentiality provisions of the confidentiality agreement entered into between the Company and Parent.

     In the Merger Agreement, the Company has agreed that the Company Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, the Company Board determines in good faith, after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal or, based upon advice of its outside legal counsel, that the failure to take such action would violate its fiduciary duties under applicable law.

     Directors' and Officers' Insurance and Indemnification. The Merger Agreement provides that (a) from and after the consummation of the Offer, Parent will, and will cause the Company (or the Surviving Corporation if after the Effective Time) to, indemnify, defend and hold harmless any current or former officer, director, employee and agent (the "Indemnified Party") of the Company and its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the Merger Agreement, or any of the transactions contemplated thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective

Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under New Hampshire law or the Company's Articles of Incorporation, By-laws or existing indemnification agreements, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided, that, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Offer, Parent will, or will cause the Company (or the Surviving Corporation if after the Effective Time) to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto; (b) Parent and the Company agree that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Party as provided in the Company's Articles of Incorporation and By-laws as in effect as of the Merger Agreement shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the NHBCA; provided, that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under New Hampshire law, the Company's Articles of Incorporation or By-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent; (c) in the event Parent or the Purchaser or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Purchaser assume the obligations set forth above and none of the actions described in clauses (i) or
(ii) shall be taken until such provision is made; and (d) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance policy for a period of not less than six years after the Effective Date; provided, that, Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to the covered former directors or officers.

     Shareholder Litigation. The Merger Agreement provides that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated thereby, the Company will keep Parent and its counsel informed of the status of such litigation, to the extent Parent is not otherwise a party thereto. The Company has also agreed that it will consult with Parent prior to entering into any settlement or compromise of any such shareholder litigation and will not enter into any such settlement or compromise involving the payment of money in excess of $1 million (to the extent not subject to insurance reimbursement) without Parent's prior written consent.

     Further Assurances. In the Merger Agreement, each of the parties has agreed to use its respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement which efforts shall include, without limitation, (a) Parent and the Purchaser proffering their willingness to accept an order or orders providing for the divestiture by Parent and the Purchaser of such of the Company's assets and businesses (or, in lieu thereof, approximately equivalent assets and businesses of Parent and the Purchaser) which do not represent in the aggregate assets with a fair market value greater than $67.5 million as are necessary to permit Parent and the Purchaser otherwise fully to consummate the Offer and the Merger and the transactions contemplated by the Merger Agreement, including an offer to hold separate such assets and businesses pending any such divestiture or pending the receipt of any required regulatory approvals; (b) Parent and the Purchaser using their best efforts to prevent any preliminary or permanent injunction or other order by a court of competent jurisdiction or Governmental Entity (as defined in the Merger Agreement) relating to consummating the transactions contemplated by the Merger Agreement, including, without limitation, under the antitrust laws and with respect to the Insurance Regulatory Approvals, and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction, provided that Parent shall not be obligated to continue pursuing any particular litigation or action following the issuance of any preliminary injunction with respect thereto; and (c) Parent and the Purchaser using their best efforts to satisfy any objections of, and accept any conditions imposed by, any Governmental Entity in connection with any Insurance Regulatory Approval, except where such objection or condition would result in costs or liabilities to the Company and Parent, taken together (and aggregated with any loss incurred in connection with a disposition of assets pursuant to clause (a) above at less than fair market value), in excess of $67.5 million; provided, however, that notwithstanding the foregoing, during the sixty day period following the date of the Merger Agreement, Parent and Purchaser will only be obligated to use commercially reasonable efforts to obtain all Insurance Regulatory Approvals. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the parties thereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated thereby. Parent has agreed to file all applications on Form A (or equivalent form) necessary to obtain the Insurance Regulatory Approvals within 12 business days from the date of the Merger Agreement.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a) if required by applicable law and the Articles of Incorporation, the Merger Agreement shall have been approved and adopted by the requisite vote of the Company's shareholders; (b) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; (c) all Insurance Regulatory Approvals shall have been obtained, except where the failure to do so would not have a Company Material Adverse Effect; (d) no statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any Governmental Entity or court which prohibits consummation of the Merger; and (e) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer. The Merger Agreement provides that the obligation of the Company to effect the Merger is further subject to the conditions that the representations and warranties of Parent and the Purchaser shall be true and accurate, except where the failure to be so true and accurate would not have a Parent Material Adverse Effect (as hereinafter defined), and that Parent and the Purchaser shall have performed in all material respects all of their respective obligations under the Merger Agreement. For purposes of the Merger Agreement, "Parent Material Adverse Effect" means only any adverse change in, or effect on, the business, financial condition, operations or results of operations of Parent and its subsidiaries, taken as a whole that, individually or in the aggregate, exceeds, or is reasonably likely to exceed, $67.5 million; provided, however, that the effects of changes that are generally applicable to (i) the healthcare or HMO industries, (ii) the United States economy, or (iii) the United States securities markets shall be excluded from such determination. In addition to the foregoing, the determination of the dollar value or impact of any change or event pursuant to the preceding sentence shall be based solely on the actual dollar value of such change or effect, on a dollar-for-dollar basis, and shall not take into account (i) any multiplier valuation, including, without limitation, any multiple based on earnings or other financial indicia or (ii) any consequential damages or other consequential valuation. The Merger Agreement also provides that the obligations of Parent and the Purchaser to effect the Merger are further subject to the conditions that the Company's representations and warranties shall be true and accurate, except where the failure to be so true and accurate would not have a Company Material Adverse Effect, and that the Company shall have performed in all material respects all of its obligations under the Merger Agreement; provided, however, that these conditions shall cease if the Purchaser shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer.

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time: (a) by mutual consent of Parent and the Company; (b) by either the Company or Parent and the Purchaser (i) if the Shares shall not have been purchased pursuant to the Offer on or prior to seven months from the execution of the Merger Agreement; provided, however, that the Company may, in its sole discretion, extend such termination date for up to an additional 60 days in the event that the Insurance Regulatory Approvals shall not have been obtained by the end of such initial seven month period and provided that, at the end of such seven month period, no Company Material Adverse Effect shall have occurred and be continuing; and provided, further, that a party may not terminate the Merger Agreement pursuant to this clause (i) if such party's failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of Parent or the Purchaser to purchase the Shares on or prior to such date or (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement or prohibiting Parent from acquiring or holding or exercising rights of ownership of the Shares except such prohibitions which would not have a Company Material Adverse Effect, and such order, decree, ruling or other action shall have become final and non-appealable; (c) by the Company
(i) if prior to the purchase of Shares pursuant to the Offer, either (A) a third party shall have made an Acquisition Proposal that the Company Board determines in good faith, after consultation with its financial advisor, is a Superior Proposal, or (B) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser purchasing any Shares; provided, that, the Company may not terminate the Merger Agreement pursuant to this clause (ii) if the Company is in willful breach of the Merger Agreement or (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions to completion of the Offer, Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer, provided, that, the Company may not terminate the Merger Agreement pursuant to this clause (iii) if the Company is in willful breach of the Merger Agreement; or (d) by Parent and the Purchaser (i) if, prior to the purchase of Shares pursuant to the Offer, the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates or (ii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions to completion of the Offer, Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that, Parent may not terminate the Merger Agreement pursuant to this clause (ii) if Parent or the Purchaser is in willful breach of the Merger Agreement.

     Effect of Termination; Termination Fee. The Company has agreed to pay to Parent a termination fee of $45 million if: (a) the Merger Agreement is terminated pursuant to the provisions described in clauses (c)(i) or (d)(i) under "Termination" above, or (b) the Merger Agreement is terminated for any reason (other than as a result of a material breach by Parent or the Purchaser that resulted in the termination of the Merger Agreement or a willful breach by Parent or the Purchaser of their obligations under the Merger Agreement) at any time after an Acquisition Proposal has been made by a third party (a "Third Party Acquiror") and, within one year after such a termination, the Company completes either (i) a merger, consolidation or other business combination with any such Third Party Acquiror (or another party who makes an Acquisition Proposal at a time when the Company is in discussions with any such Third Party Acquiror), or (ii) the sale of 50% or more (in voting power) of the voting securities of the Company or of 40% or more (in market value) of the assets of the Company and its subsidiaries, on a consolidated basis to any such Third Party Acquiror (or another party who makes an Acquisition Proposal at a time when the Company is in discussions with any such Third Party Acquiror).

     Amendment. The Merger Agreement provides that it may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company, by written agreement of the parties thereto, by action taken by their respective Boards of Directors at any time prior to the date of closing with respect to any of the terms contained therein; provided, however, that after the approval of the Merger Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration payable in the Merger or adversely affects the rights of the Company's shareholders under the Merger Agreement without the approval of such shareholders.

     TENDER AGREEMENT. The following is a summary of certain provisions of the Tender Agreement. This summary is qualified in its entirety by reference to the Tender Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Tender Agreement may be examined and a copy of it may be obtained at the place and in the manner set forth in Section 8.

     Tender of Shares. In connection with the execution of the Merger Agreement, Parent and the Purchaser entered into the Tender Agreement with Dr. Payson. Upon the terms and subject to the conditions of the Tender Agreement, Dr. Payson has agreed to tender pursuant to and in accordance with the terms of the Offer the number of Shares owned by him (or a total of 4,332,760 Shares, representing approximately 6.1% of the Company's outstanding Shares on a fully diluted basis).

     Provisions Concerning the Shares. Dr. Payson has agreed that during the period commencing on the date of the Tender Agreement and continuing until the earlier to occur of the consummation of the Offer and the termination of the Tender Agreement, at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, subject to the absence of a preliminary or permanent injunction or other requirement under applicable law by any United States federal, state or foreign court barring such action, Dr. Payson will vote (or cause to be voted) all Shares owned beneficially by him: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and the Tender Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would impede, interfere with, or prevent the Offer or the Merger; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Offer, the Merger and the transactions contemplated by the Merger Agreement and the Tender Agreement): (I) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries (including any transaction contemplated by an Acquisition Proposal (as defined in the Merger Agreement));
(II) any sale, lease or transfer of a material amount of the assets or business of the Company or its subsidiaries, or any reorganization, restructuring, recapitalization, special dividend, dissolution, liquidation or winding up of the Company or its subsidiaries; and (III) any change in the present capitalization of the Company including any proposal to sell any material equity interest in the Company or any amendment of the Articles of Incorporation of the Company. In addition, Dr. Payson has appointed Purchaser and its designees as proxies to vote his Shares in accordance with the foregoing. Dr. Payson has also agreed, subject to certain exceptions, not to transfer his Shares and, in his capacity as a director or officer of the Company, not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal, engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal or enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal except to the extent that his taking such actions would not violate the provisions of the Merger Agreement.

     Representations and Warranties. In connection with the Tender Agreement, Dr. Payson made certain customary representations and warranties, including with respect to his authority to enter into and perform his obligations under the Tender Agreement, ownership of his Shares, the absence of conflicts with other agreements and laws, and the absence of encumbrances on and in respect of his Shares. Parent and the Purchaser have made certain representations and warranties with respect to Parent and the Purchaser's authority to enter into the Tender Agreement and the absence of conflicts with other agreements and laws.

     Termination. The Tender Agreement, and all rights and obligations of the parties thereunder, terminates upon the earlier of (a) the date upon which Parent shall have purchased and paid for all of Dr. Payson's Shares in accordance with the Offer and (b) the date on which the Merger Agreement is terminated.

     CONSULTING AGREEMENT. The following is a summary of certain provisions of the Consulting Agreement. This summary is qualified in its entirety by reference to the Consulting Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Consulting Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     General. Pursuant to the Consulting Agreement entered into on February 27, 1997 between Parent and Dr. Payson (the "Consulting Agreement"), Parent agreed to engage Dr. Payson for the nine month period commencing on the date of consummation of the Offer to perform such services relating to the business of Parent as Dr. Payson and the President of CIGNA HealthCare (or his designee) shall mutually agree. The Consulting Agreement provides that Parent will pay Dr. Payson a monthly consulting fee of $100,000 during the nine-month term of the Consulting Agreement and provide him with reimbursement of ordinary and appropriate business expenses, $25,000 to establish an office in his home, appropriate telephones and computers, up to $200,000 for office and staff costs, the use of the Company's aircraft and certain health care, life insurance and disability benefits coverage. Upon the expiration of the nine-month term of the Consulting Agreement, Dr. Payson has the right to purchase the Company aircraft. The Consulting Agreement also provides for a mutual release of claims between Dr. Payson, on the one hand, and the Company, the Purchaser and Parent and their affiliates, on the other hand.

     Options. The Consulting Agreement provides that Parent will take all action necessary to cause each Substitute Option held by Dr. Payson (or, in the event of his death, held by his estate or designated beneficiary) to expire no earlier than the tenth anniversary of the date of grant of the corresponding Company Employee Stock Option that was converted into a Substitute Option (as defined in the Merger Agreement) pursuant to the Merger Agreement, without regard to any of (i) the termination or expiration of the Consulting Agreement,
(ii) the termination of Dr. Payson's employment with the Company, (iii) the death or disability of Dr. Payson or (iv) the cessation of Dr. Payson's services to Parent; provided, however, that Parent may grant Substitute Options to Dr. Payson under a stock option plan of Parent, so long as such grant does not adversely affect the rights of Dr. Payson under the Consulting Agreement and under the Merger Agreement. Parent also agreed that each such Substitute Option held by Dr. Payson will be freely exercisable without restriction, at all times prior to the expiration of such option, by Dr. Payson and his successors, for shares of Parent common stock.

     Covenant Not to Compete; Non-Solicitation. Dr. Payson has agreed that, for a period of nine months following the date of consummation of the Offer, Dr. Payson will not, whether acting individually or as an officer, director, employee, agent, stockholder or consultant of any person, firm, corporation, business or other entity, engage in a business that competes, directly or indirectly, in any material respect with the business conducted as of the date of the Consulting Agreement by Parent, the Company and their respective subsidiaries. Dr. Payson has also agreed that during the term of the Consulting Agreement and for a period of one year following the termination thereof, he will not, subject to certain limited exceptions, (i) induce any employee of Parent, the Company or any of their affiliates to leave the employ of Parent, the Company or any of their affiliates or to accept any other employment or position, or (ii) assist any other person in hiring any such employee.

     CONFIDENTIALITY AGREEMENT. The following is a summary of certain provisions of the Confidentiality Agreement, dated as of January 31, 1997, between Parent and the Company (the "Confidentiality Agreement"). This summary is qualified in its entirety by reference to the Confidentiality Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Parent agreed to keep confidential all nonpublic, confidential or proprietary information furnished to it by the Company relating to the Company, subject to certain exceptions (the "Confidential Information"), and to use the Confidential Information solely for the purpose of evaluating a possible transaction involving the Company and Parent. Parent has agreed in the Confidentiality Agreement that for a period of 18 months from the date thereof, unless invited in writing by the Company, neither it nor any of its affiliates would, among other things, directly or indirectly, acquire or offer to acquire any securities or assets of the Company or enter into or propose to enter into any business combination involving the Company or seek to influence the management of the Company. Parent further agreed that, for a period of 18 months from the date of the Confidentiality Agreement, neither Parent nor any of its affiliates will without the written consent of the Company employ or solicit the employment of any executive officer of the Company, the chief executive officer of any health maintenance organization or insurance subsidiary of the Company or any other management employee of the Company or any of its affiliates with whom Parent or its representatives had contact during the negotiations and investigations in connection with a possible transaction between Parent and the Company.

     OTHER MATTERS. Under New Hampshire law, the affirmative vote of holders of a majority of the outstanding Shares entitled to vote, including any Shares owned by the Purchaser, would be required to adopt the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, which would be the case if the Minimum Condition were satisfied, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under New Hampshire law to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding, unless inequitable to do so, any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. Ultimately, the value received by a dissenting shareholder could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following consummation of the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain informa-tion relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     The Purchaser or an affiliate of the Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. The Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     Upon the completion of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. Although Parent and the Purchaser do not have any specific plans with respect to the Company after the consummation of the Offer, to achieve operating synergies, Parent and the Purchaser generally intend to integrate the Company's operations with the operations of Parent's health care division as soon as practicable. At this time, Parent and the Purchaser have not determined how this integration will be structured. The combining of the Company's business with Parent's health care business could, among other things, involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

     Except as noted in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

13.  DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date of the Merger Agreement, the Company should (a) split, combine or reclassify the outstanding Shares, (b) redeem, purchase or otherwise acquire any of its capital stock or (c) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company, other than Shares reserved for issuance on the date of the Merger Agreement upon exercise of outstanding Rights pursuant to the Rights Agreement, issuances pursuant to the exercise of Options outstanding on the date of the Merger Agreement or issuances pursuant to the Company's Convertible Notes, then, without prejudice to the Purchaser's rights under Sections 1 and 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock with respect to the Shares, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records (other than the redemption of the Rights), then, without prejudice to the Purchaser's rights under Sections 1 and 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price for Shares tendered in the Offer or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     Section 5.1 of the Merger Agreement prohibits the Company from taking any of the foregoing actions without the prior written consent of the Purchaser.

14.  CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, subject to the provisions of the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered Shares if (i) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer, (ii) any Insurance Regulatory Approvals or any other material consent, approval, or authorization required under Federal or any State law required to consummate the Offer have not been obtained, except where the failure to have obtained any such approvals, consents, authorizations or Insurance Regulatory Approvals would not have a Company Material Adverse Effect and would not result in a violation of law,
(iii) the Minimum Condition has not been satisfied, or (iv) at any time on or after February 26, 1997, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

          (a) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted or issued applicable to the Offer or the Merger by any federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (1) prohibits the consummation of the Offer or the Merger, (2) prohibits, or imposes any material limitations on, Parent's or the Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets or the Shares, except for such prohibitions or limitations which would not have a Company Material Adverse Effect, (3) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, or (4) renders the Purchaser unable to accept for payment, pay for or purchase a material portion or all of the Shares; provided, that the parties shall have used their best efforts to cause any such statute, rule, regulation, judgment, order or injunction to be vacated or lifted;

          (b) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the performance or compliance with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Company Material Adverse Effect;

          (c) the Merger Agreement shall have been terminated in accordance with its terms;

          (d) it shall have been publicly disclosed that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act), shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the then outstanding Shares, through the acquisition of stock, the formation of a group or otherwise;

          (e) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates or the Board of Directors of the Company shall have adopted a resolution to do any of the foregoing; or

          (f) there shall have occurred (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (iii) any limitation (whether or not mandatory) by an United States governmental authority or agency on the extension of credit by banks or other financial institutions;

which, in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and, subject to the Merger Agreement, may be asserted by either of them or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any such rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, the Purchaser is not aware of any regulatory license or permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, the Purchaser currently contemplates that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of such matters, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

     United States Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to certain governmental actions.

     State Regulatory Approvals. HMOs and insurance companies are closely regulated by the individual states or territories in which they operate or are domiciled. A change in control of an HMO or an insurance company triggers state regulatory oversight processes, which range from a requirement of notice to state regulatory agencies to a formal review and approval process. In those jurisdictions with a formal review and approval process, the regulatory agencies may approve the change in control, approve it with conditions or deny approval. Conditional approval may require changes in planned operations or structure. Denial of approval would effectively block the change in control. Parent anticipates that notice or approval will be required in the jurisdictions in which the Company operates HMOs and in which insurance companies owned by the Company are domiciled and, in some cases, licensed. The specific requirements and the scope of any regulatory review are anticipated to vary significantly among states. The Company operates HMOs in North Carolina, South Carolina, New Hampshire, Massachusetts, Indiana, Maine, Tennessee, Arkansas, New York, New Jersey, Kentucky, Georgia, Texas, Ohio and Connecticut. The Company owns insurance companies, that are domiciled in Indiana, Tennessee, New Hampshire and South Carolina.

     Although requirements vary by state, regulatory review of the Offer and the Merger (where required) will be based on, among other factors: (i) continued compliance, after the consummation of the Offer and the Merger, with requirements for licensure of HMOs or insurance companies; (ii) effects on competition; (iii) the financial condition of the HMO or insurance company after the consummation of the Offer and the Merger; (iv) plans or proposals for changes in business, corporate structure and management; (v) competence, experience and integrity of those persons, who will be controlling the HMOs or insurance company's operations; and (vi) whether the Offer and the Merger would be hazardous or prejudicial to those buying health care coverage.

     Parent and the Purchaser intend to file applications with the regulatory agencies of all applicable states seeking orders granting regulatory approval and expect that all such approvals will be received. However, there can be no assurance that all required approvals will be granted, either with or without significant conditions. Affected persons, as determined by a state regulatory agency, may be able to seek to participate in proceedings on the Offer and the Merger. Although procedures vary by state, orders of state regulatory agencies may be appealed by certain persons and the effectiveness of an order could be stayed by the agency or a court while such an appeal is pending. If approval is stayed, consummation of the Offer and the Merger could be delayed pending such proceedings.

     State Takeover Statutes. A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. Except as provided below, the Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered. See Section 14. Notwithstanding the foregoing, the Purchaser intends to file a registration statement in New Hampshire, the state of domicile of the Purchaser and the Company, with respect to the Offer.

16.  FEES AND EXPENSES

     Parent has retained Goldman, Sachs & Co. to act as the Dealer Managers and to provide certain financial advisory services, Georgeson & Company Inc. to act as the Information Agent and IBJ Schroder Bank & Trust Company to act as the Depositary in connection with the Offer. The Dealer Managers and the Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial owners. The Dealer Managers, the Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. None of the Dealer Managers, the Information Agent or the Depositary has been retained to make solicitations or recommendations in connection with the Offer. Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Managers or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                                  CHC ACQUISITION CORP.

MARCH 6, 1997

                                   SCHEDULE I

                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. The business address of each such person is c/o Parent, One Liberty Place, Philadelphia, PA 19192. All directors and officers listed below are citizens of the United States except for B. Kingsley Schubert, who is a citizen of Australia.

ROBERT P. BAUMAN, 65                                         Director since 1990

     Non-Executive Chairman of British Aerospace, plc (manufacturer of aerospace and other defense systems and commercial aircraft) since May 1994. From 1989 until May 1994, Mr. Bauman served as a Director and Chief Executive of SmithKline Beecham plc (manufacturer of pharmaceuticals and health care products). Mr. Bauman was Chairman of the Board and Chief Executive Officer of Beecham Group plc from 1986 to 1989, and was Vice Chairman of Textron, Inc. (aerospace technology, commercial products and financial services) from 1985 to 1986. He is a Director of Morgan Stanley, Reuters Holdings, plc, Russell Reynolds Associates, Inc., Union Pacific Corporation and Hathaway Holdings Inc. and a member of Booz-Allen & Hamilton, Inc.'s advisory board.

ROBERT H. CAMPBELL, 59                                       Director since 1992

     Chairman of the Board and Chief Executive Officer of Sun Company, Inc. (domestic refining and marketing of petroleum products). He was elected Chairman of the Board in May 1992 and Chief Executive Officer in 1991. Mr. Campbell additionally held the post of President from 1991 until 1996. Previously, Mr. Campbell had been an Executive Vice President beginning in 1988 and a Group Vice President beginning in 1983. Mr. Campbell is also a director of Hershey Foods, Inc.

ALFRED C. DECRANE, JR., 65                                   Director since 1980

     Retired Chairman of the Board of Texaco Inc.(integrated oil, gas and chemical manufacturer). Mr. DeCrane served as Chairman of the Board of Texaco Inc. from January 1987 until June 1996, and as Chief Executive Officer from April 1993 until June 1996, and as a Director from 1977 until June 1996, and as its President from 1983 through 1986. Between 1970 and 1983, Mr. DeCrane served Texaco Inc. in various other positions. He also serves as a Director of CPC International Inc., Dean Witter, Discover & Co. and Harris Corporation.

JAMES F. ENGLISH, JR., 70                                    Director since 1962

     President Emeritus of Trinity College (educational institution). Mr. English was President of Trinity College from 1981 until 1989 and Vice President for Finance and Planning from 1977 to 1981. Before that he had twenty-six years of service with CBT Corporation and its affiliates. Mr. English also serves as a Director of Connecticut Natural Gas Corporation and five of Fleet Financial Group, Inc.'s bank subsidiaries in Connecticut, Massachusetts and Rhode Island. Pursuant to the retirement policy adopted by the Board of Directors, Mr. English will tender his resignation prior to CIGNA's 1997 Annual Meeting of Shareholders to be effective as of the date of that meeting.

BERNARD M. FOX, 54                                           Director since 1994

     Chairman of the Board since August 1995, President and Chief Executive Officer since July 1993 of Northeast Utilities (energy utility holding company) and Chairman, Chief Executive Officer and a Director of its principal subsidiaries. Mr. Fox is also Chairman, President, Chief Executive Officer and a Director of Connecticut Yankee Atomic Power Company. From 1990 until July 1993, he served as President and Chief Operating Officer of Northeast Utilities and of its principal subsidiaries and of Connecticut Yankee Atomic Power Company. He is also a Director of Fleet Financial Group and the Dexter Corporation.

MARILYN WARE LEWIS, 53                                       Director since 1993

     Chairman of American Water Works Company, Inc. (water utility holding company) since 1988 and a Director since 1982. Prior to her election as Chairman, Ms. Lewis served for four years as Vice Chairman. From 1987 until January 1992, Ms. Lewis served as President of KLS Educational Systems, Inc. She is also a Director of Penn Fuel Gas Company, Inc. and serves as the Chief Executive Officer of The Ware Family Offices.

PAUL F. OREFFICE, 69                                         Director since 1979

     Retired Chairman of the Board of The Dow Chemical Company (manufacturer of chemicals, metals, plastics and other products). Mr. Oreffice served as Chairman of the Board of Dow Chemical from 1986 through 1992, as President and Chief Executive Officer from 1978 to 1987, and as a Director from 1971 through 1992. Mr. Oreffice also serves as a Director of The Coca-Cola Company and Northern Telecom, Ltd.; as Chairman of Fairfield Homes of Arizona, Inc.; as a member of the International Advisory Board of Marsh & McLennan; and as an advisor to the Chairman of Smith Barney Inc.

CHARLES R. SHOEMATE, 57                                      Director since 1991

     Chairman, President, and Chief Executive Officer of CPC International Inc. (consumer foods) since 1990. Mr. Shoemate has served as a Director of CPC International since 1988. Prior to his election as President in 1988, Mr. Shoemate served as Vice President of CPC International and President of the Corn Refining Division. Mr. Shoemate joined CPC International in 1962 and progressed through a variety of positions in manufacturing, finance, and business management. Mr. Shoemate also serves as a Director of International Paper Co.

LOUIS W. SULLIVAN, M.D., 63                                  Director since 1993

     President, Morehouse School of Medicine (educational institution). Dr. Sullivan became the first President of Morehouse School of Medicine in 1981 when it became independent from Morehouse College, and has held that position since 1981 except for March 1989 to January 1993, when he served as Secretary of Health and Human Services of the United States. Dr. Sullivan is a Director of Bristol-Myers Squibb Company, Equifax Inc., Endo Vascular Instruments, Inc., General Motors Corporation, Georgia Pacific Corporation, Household International, Inc., and Minnesota Mining & Manufacturing Co.

WILSON H. TAYLOR, 53                                     Director, President and
                                              Chief Executive Officer since 1988

     Chairman of the Board, Chief Executive Officer and President of CIGNA Corporation. Mr. Taylor has served as Chairman of the Board since November 1989, as Chief Executive Officer since November 1988, and as President since May 1988. Between 1964 and 1988, he held various positions with CIGNA Corporation and its predecessor and subsidiary companies.

CAROL COX WAIT, 54                                           Director since 1995

     Director, President and Chief Executive Officer, Committee for a Responsible Federal Budget (a non-profit educational organization) since 1981. Ms. Wait is also President of Carol Cox and Associates, a Washington, D.C. consulting firm. Ms. Wait is President of The International Women's Forum.

H. EDWARD HANWAY, 45                                 President, CIGNA HealthCare
                                                                      since 1996

     President of CIGNA HealthCare beginning February 1996; President of CIGNA International from March 1994 until February 1996; and President of CIGNA
International: Property & Casualty from February 1989 until March 1994.

GERALD A. ISOM, 58                        President, CIGNA Property and Casualty
                                                                      since 1993

     President of CIGNA Property and Casualty since March 1993; Group Vice President of Transamerica Corporation from 1990 until March 1993; and Chief Executive Officer and President of Transamerica Insurance Group from January 1985 until March 1993. Transamerica Insurance Group is a major provider of property and casualty insurance products.

THOMAS C. JONES, 50                        President, CIGNA Individual Insurance
                                                                      since 1995

     President of CIGNA Individual Insurance since February 1995; President of CG Life since March 1995; President of CIGNA Reinsurance Property & Casualty from March 1994 until February 1995; Executive Vice President, Chief Administrative Officer and member of the Boards of Directors of NAC Re Corporation and NAC Reinsurance Corporation from November 1985 until January 1994; and Chief Operating Officer of NAC Re Corporation and NAC Reinsurance Corporation from June 1993 and September 1990, respectively, until January 1994. NAC Re Corporation is the parent corporation of NAC Reinsurance Corporation, a major provider of property and casualty reinsurance products.

JOHN K. LEONARD, 48                            President, CIGNA Group Insurance:
                                                      Life, Accident, Disability
                                                                      since 1992

     President of CIGNA Group Insurance: Life, Accident, Disability since March 1992; and Senior Vice President of CIGNA from March 1989 until March 1992, with responsibility for Corporate Marketing and Strategy.

DONALD M. LEVINSON, 51                           Executive Vice President, CIGNA
                                                                      since 1988

     Executive Vice President of CIGNA since March 1988, with responsibility for Human Resources and Services.

FRANCINE M. NEWMAN, 52                           President of CIGNA Reinsurance:
                                                          Life, Accident, Health
                                                                      since 1984

     President of CIGNA Reinsurance: Life, Accident, Health since July 1984.

BYRON D. OLIVER, 54                                  President, CIGNA Retirement
                                                             Investment Services
                                                                      since 1988

     President of CIGNA Retirement & Investment Services since February 1988.

ARTHUR C. REEDS, III, 52                             President, CIGNA Investment
                                                           Management since 1992

     President of CIGNA Investment Management since March 1992; and Managing Director and Head of Portfolio Management, CIGNA's Investment Division, from May 1986 until March 1992.

B. KINGSLEY SCHUBERT, 50                          President, CIGNA International
                                                                      since 1996

     President of CIGNA International beginning February 1996; Senior Vice President of CIGNA International (Asia-Pacific) from March 1995 until February 1996; President of CIGNA Insurance Company in Japan from June 1992 until February 1996; Senior Vice President of American International Underwriters Corporation from September 1991 until April 1992. American International Underwriters Corporation is a subsidiary of American International Group, Inc., a major provider of insurance products.

JAMES G. STEWART, 54                                Executive Vice President and
                                                  Chief Financial Officer, CIGNA
                                                                      since 1983

     Executive Vice President and Chief Financial Officer of CIGNA since 1983.

THOMAS J. WAGNER, 57                                Executive Vice President and
                                                          General Counsel, CIGNA
                                                                      since 1992

     Executive Vice President and General Counsel of CIGNA since January 1992; Senior Vice President and Corporate Secretary of CIGNA from January 1988 until April 1992.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Each such person is a citizen of the United States of America and the business address of each such person is c/o Parent, One Liberty Place, Philadelphia, Pennsylvania 19192.

ROBERT L. ROSE, 51                                                     President
                                                                      since 1997

     President of Purchaser since February 1997; Vice President of the Financial, Marketing and Systems Division of CIGNA companies since February 1989, with responsibility for Strategic Growth & Development since September 1995 and responsibility for Corporate Accounting & Planning from February 1989 until September 1995.

DAVID R. DEVOE, 54                                       Secretary and Treasurer
                                                                      since 1997

     Secretary and Treasurer of Purchaser since February 1997; Assistant General Counsel, Corporate Law Department, of CIGNA Corporation since September 1986.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                       IBJ Schroder Bank & Trust Company

                                    By Mail:
                                  P.O. Box 84
                             Bowling Green Station
                         New York, New York 10274-0084
                   Attn: Reorganization Operations Department

                           By Facsimile Transmission:
                                 (212) 858-2611

                             Confirm by telephone:
                                 (212) 858-2103

                         By Hand or Overnight Delivery:
                                One State Street
                            New York, New York 10004
                      Attn: Securities Processing Window,
                              Subcellar One (SC-1)

     Any questions or requests for assistance may be directed to the Dealer Managers or the Information Agent at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                                     (LOGO)

                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                     The Dealer Managers for the Offer are:
                              GOLDMAN, SACHS & CO.

                                85 Broad Street
                            New York, New York 10004
                                 (212) 902-1000